UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: October 13, 2008

ADVANCED GROWING SYSTEMS, INC.
(Name of Registrant as specified in its charter)

Nevada	000-52572	20-4281128
(State or other jurisdiction of incorporation or jurisdiction)	(Commission file Number)	(I.R.S. Employer Identification Number)

3050 Royal Boulevard South, Suite 135
Alpharetta, GA 30022
(Address of principal executive offices)

Registrant’s telephone number, including area code: (678) 387-5061

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On October 13, 2008, the board of directors (the “AGWS Board”) of Advanced Growing Systems, Inc. (“AGWS” or the “Company”), approved the cessation of operations and voluntary dissolution of the Company’s 81% owned subsidiary Advanced Nurseries, Inc. (“Advanced Nurseries”).  The board of directors of Advanced Nurseries (the “Nursery Board”), approved the dissolution of Advanced Nurseries on October 13, 2008.

        Advanced Nurseries was engaged in the wholesale plant, tree and shrubbery distribution business focused primarily on the professional/commercial landscape industry in the Southeastern United States and consisted of three commercial distribution sites. The three locations have generated revenues of approximately $6,382,000 for the nine months ended June 30, 2008 and a net loss of $992,000 for the nine months ended June 30, 2008.  Advanced Nurseries management has been faced with a very difficult marketplace since November 2007 as a result of the Georgia Level 4 drought, the housing and mortgage marketplaces continuing decline and rising fuel costs, resulting in the decline of sales and profitability.

In response to this dramatic decline, Advanced Nurseries implemented significant cost reduction programs to reduce expenses and streamline operations. However, the reduction in revenue and loss of gross margin outpaced its ability to reduce overhead costs, resulting in steep operating losses during the past fiscal year. Additionally, Advanced Nurseries was unable to meet all of its current debt obligations. Although Advanced Nurseries has taken numerous steps to reduce its cost structure, it has been unable to reduce costs to the extent required to achieve profitable operations.

After careful consideration of all relevant factors, the AGWS Board, acting as the majority shareholder of Advanced Nurseries, has come to the determination that a dissolution of Advanced Nurseries is fair to and in the best interests of the Company and its shareholders. The AGWS Board has further determined that the best way to maximize shareholder value is to approve the voluntary plan of liquidation (the “Plan of Liquidation”) of Advanced Nurseries approved by the Nursery Board and set forth in Exhibit 10.1. Such Plan of Liquidation authorizes Advanced Nurseries to sell or otherwise dispose of all of its remaining property and assets upon terms set by the Nursery Board. The proceeds of any transactions consummated under the Plan of Liquidation will then be used to pay Advanced Nurseries claims and obligations, with any remainder distributed to shareholders.

The liquidation is expected to commence as soon as practicable. Any sales of Advanced Nurseries assets will be made in private transactions and on such terms as are approved by the Nursery Board.  Advanced Nurseries activities will be limited to actions necessary or appropriate to accomplish the following:

•	selling, collecting, or otherwise realizing the value of the remaining assets;

•	as provided in the Plan of Liquidation, paying or adequately providing for the payment of outstanding claims and obligations of Advanced Nursery;

•
if there are insufficient assets to satisfy Advanced Nurseries known and unknown liabilities, paying all such liabilities according to their priority and, among claims of equal priority, ratably to the extent of assets legally available;

•	filing Articles of Dissolution with the State of Georgia;

•
distributing to the shareholders, ratably in proportion to their interests, any proceeds remaining after the distribution of those funds necessary to satisfy claims and obligations against Advanced Nurseries;

•	winding up the remaining business activities; and
•	making tax and regulatory filings.

Pursuant to the Plan of Liquidation, Advanced Nurseries will use the proceeds of such sales to pay or make provision for payment of the entirety of Advanced Nurseries indebtedness and other obligations, prior to any distributions being made to the shareholders.

The Company will continue to focus its efforts on the continuing operations of its wholly-owned subsidiary, Organic Growing Systems, Inc.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

            The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Plan of Liquidation of Advanced Nurseries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2008	ADVANCED GROWING SYSTEMS, INC.

	By:	/s/ Dan K. Dunn
Dan K. Dunn, Chief Financial Officer